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                     [LETTERHEAD OF DELOITTE & TOUCHE LLP]


                                                                  EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of U.S. Bancorp (the "Company") on Form S-3, regarding the Company's Automatic Dividend Reinvestment and Common Stock Purchase Plan, of our report dated January 31, 1997 for the year ended December 31, 1996 of U.S. Bancorp prior to its merger with First Bank System, Inc., expected to be consummated on or about August 1, 1997, incorporated by reference in Form 8-K, of the Company, filed June 24, 1997, and to the reference to us under the heading "Experts" in the Prospectus which is part of the Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

July 29, 1997